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                                                                    EXHIBIT 4.15

           FIRST UNION COMMERCIAL CORPORATION PROPOSAL EXHIBIT (NO. 1)

                                 USA TRUCK, INC.

                            PROPOSAL EXHIBIT (NO. 1)

The terms of this Proposal Exhibit are incorporated by reference within the Proposal letter dated October 31, 2001.

1. TYPE OF EQUIPMENT: Approximately Seventy-six (76) Freightliner Sleeper Tractors.

2.       ANTICIPATED EQUIPMENT COST: Approximately $5,500,000.00.

3.       EQUIPMENT LOCATION: Continental United States.

4.       ANTICIPATED DELIVERY DATE: January 15th through December 15th, 2002.

5.       LEASE TERM: Forty-two (42) months.

6. LEASE PAYMENTS: Lessee shall make forty-two (42) monthly payments, each payable in arrears, with the following monthly payment factors according to the month of equipment takedown:

Month             JAN       FEB       MAR       APR       MAY       JUNE      JULY     AUG       SEPT      OCT       NOV      DEC
                -------   -------   -------   -------   -------   -------   -------  -------   -------   -------   -------  -------

Lease Rate         3.87%     3.84%     3.81%     3.78%     3.76%     3.73%     3.45%    3.41%     3.37%     3.35%     3.31%    3.27%
                -------   -------   -------   -------   -------   -------   -------  -------   -------   -------   -------  -------

Payment Factor  1.65904   1.65717   1.65529   1.65339   1.65246   1.65063   1.63359  1.63113   1.62865   1.62781   1.62540  1.62299
                -------   -------   -------   -------   -------   -------   -------  -------   -------   -------   -------  -------

         The lease rate in this transaction will float from the date of this letter until the equipment funding date, based on the change in either the 5 1/4% Treasury Note's yield to maturity of 2.77% with a three (3) year remaining life and maturing May, 2004 or the one year LIBOR rate of 2.31%, as published in the October 31, 2001 edition of The Wall Street Journal and as published on the equipment funding date. The lease rate in this transaction will float up from the date of this proposal until the equipment funding date based on the change in either the above referenced Treasury Note's yield to maturity or the one year LIBOR rate, whichever is greater. The lease rate in this transaction will float down from the date of this proposal until the equipment funding date based on the change in either the above referenced Treasury Note's yield to maturity or the one year LIBOR rate, whichever is less. The lease rate shall be adjusted by .01% for each corresponding increase or decrease of .01% in the selected index. Due to the extended nature of the fundings quoted in this proposal, Lessor reserves the right to adjust the lease rate and payment factor in order to preserve its economic yield.

7. PURCHASE OPTION: At the end of the lease term, Lessee shall have the option to purchase the equipment for its then Fair Market Value.

8. TERMINAL RENTAL ADJUSTMENT CLAUSE: If the fair market value paid to Lessor by the Lessee or a third party exceeds or falls below forty percent (40%) of original equipment cost, the excess will be refunded to Lessee or the shortfall will be reimbursed to Lessor by Lessee through a rental adjustment.

9. DEPRECIATION: For the account of the LESSOR and assumed to be three (3) year MACRS property.



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10.      EXPENSES: Lessee shall bear expenses related to (i) preparation, negotiation and the finalization of documents related to the transaction, (ii) out-of-pocket expenses for lien searches, title searches and obtaining certified copies of charter documents and good standing certificates, (iii) title application, lien application and registration fees and financing statement filing fees, and (iv) similar out-of-pocket expenses.

11 INDEMNIFICATION: Lessee shall indemnify Lessor against all hazards, liabilities, claims, actions, contingencies and risk of loss caused by the acts and omissions of Lessee. Additionally, Lessee shall indemnify Lessor against the loss of tax benefits retained by Lessor caused by the acts and omissions of Lessee.



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